As filed with the Securities and Exchange Commission on April 7, 2006.

File No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Lincoln National Corporation
(Exact Name of Registrant as Specified in Its Charter)

Indiana
(State or Other Jurisdiction of Incorporation or Organization)

35-1140070
(I.R.S. Employer Identification No.)

Centre Square West Tower
1500 Market Street, Suite 3900
Philadelphia, PA 19102
(215) 448-1400
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

Jefferson-Pilot Corporation
Long Term Stock Incentive Plan
(Full Title of Plan)

Dennis L. Schoff
Senior Vice President & General Counsel
Lincoln National Corporation
Centre Square West Tower
1500 Market Street, Suite 3900
Philadelphia, PA 19102
(215) 448-1400
(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
_________________________

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment, check the following box.  [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  [  ]
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [X]
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered(3)	Amount to be registered	Proposed Maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (no par value)	9,475,000(1)	$54.20(2)	$513,545,000	$54,949

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are being registered such additional shares as may be issuable pursuant to the anti-dilution provisions of the Jefferson-Pilot Corporation Long Term Stock Compensation Plan (the “Plan”), by reason of stock splits, stock dividends or similar transactions. The shares of common stock to which this Registration Statement relates are to be issued upon exercise of options and in connection with certain other stock-related awards, all of which will be granted or awarded under the Plan for no consideration.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h)(1) under the Securities Act based upon the average of the high and low sale prices of LNC’s Common Stock on March 31, 2006 as reported on the New York Stock Exchange composite transactions tape. Pursuant to Rule 457(p), the $54,949 fee paid in connection with Lincoln National Corporation's Registration Statement Form S-3 (Registration No. 333-133042) filed on April 6, 2006, for which a withdrawal request has been filed, is being used to offset the registration fee due herewith.

(3) Each share of Common Stock includes common share purchase rights. Prior to the occurrence of certain events, the rights will not be exercisable or evidenced separately from the Common Stock.

PROSPECTUS

9,475,000 Shares

LINCOLN NATIONAL CORPORATION
COMMON STOCK
(No Par Value)

Offered as set forth in this Prospectus pursuant to the

JEFFERSON-PILOT CORPORATION
LONG TERM STOCK INCENTIVE PLAN

This Prospectus relates to shares of our Common Stock to be issued under the Plan to former employees and agents of Jefferson-Pilot Corporation or its subsidiaries (“JP”).

Our Common Stock is listed on The New York Stock Exchange, the Pacific Stock Exchange and the Chicago Stock Exchange under the symbol “LNC.” The last reported sale price on March 31, 2006 was $54.59 per share.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. The information contained or incorporated by reference in this prospectus is accurate only as of the respective dates of such information. Our business, financial condition, results of operations and prospects may have changed since those dates.

The date of this Prospectus is April 7, 2006.

It is important for you to read and consider all information contained in this prospectus in making your investment decision. You should also read and consider the additional information under the caption “Where You Can Find More Information”.

Unless otherwise indicated, all references in this prospectus to “LNC,” “we,” “our,” “us,” or similar terms refer to Lincoln National Corporation together with its subsidiaries.

REQUIRED DISCLOSURE FOR NORTH CAROLINA RESIDENTS

THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED OF THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

i

THE COMPANY

We are a holding company that operates multiple insurance and investment management businesses through subsidiary companies. LNC was organized under the laws of the State of Indiana in 1968. At December 31, 2005, we had consolidated assets of $125 billion and consolidated shareholders’ equity of $6.4 billion. Our principal executive office is located at 1500 Market Street, Suite 3900, Centre Square West Tower, Philadelphia, PA 19102. Our telephone number is (215) 448-1400.

FORWARD-LOOKING STATEMENTS—CAUTIONARY LANGUAGE

This prospectus and the accompanying prospectus supplement may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining LNC’s actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance, and there are no guarantees about the performance of any securities offered by this prospectus. Actual results could differ materially from those expressed or implied in the forward-looking statements. Among factors that could cause actual results to differ materially are:

•
Problems arising with the ability to successfully integrate our and Jefferson-Pilot’s businesses, which may affect our ability to operate as effectively and efficiently as expected or to achieve the expected synergies from the merger or to achieve such synergies within our expected timeframe;

•
Legislative, regulatory or tax changes, both domestic and foreign, that affect the cost of, or demand for, LNC’s products, the required amount of reserves and/or surplus, or otherwise affect our ability to conduct business, including changes to statutory reserves and/or risk-based capital requirements related to secondary guarantees under universal life and variable annuity products such as Actuarial Guideline 38; restrictions on revenue sharing and 12b-1 payments; and the potential for U.S. Federal tax reform;

•
The initiation of legal or regulatory proceedings against LNC or its subsidiaries and the outcome of any legal or regulatory proceedings, such as: (a) adverse actions related to present or past business practices common in businesses in which LNC and its subsidiaries compete; (b) adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities, and extra-contractual and class action damage cases; (c) new decisions that result in changes in law; and (d) unexpected trial court rulings;

•	Ineffectiveness of LNC’s various hedging strategies used to offset the impact of declines in the equity markets;

•
A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from LNC’s assumptions used in pricing its products, in establishing related insurance reserves, and in the amortization of intangibles that may result in an increase in reserves and a decrease in net income;

•	Changes in accounting principles generally accepted in the U.S. (“GAAP”) that may result in unanticipated changes to LNC’s net income;

•
Lowering of one or more of LNC’s debt ratings issued by nationally recognized statistical rating organizations, and the adverse impact such action may have on LNC’s ability to raise capital and on its liquidity and financial condition;

•
Lowering of one or more of the insurer financial strength ratings of LNC’s insurance subsidiaries, and the adverse impact such action may have on the premium writings, policy retention, and profitability of its insurance subsidiaries;

•
Significant credit, accounting, fraud or corporate governance issues that may adversely affect the value of certain investments in the portfolios of LNC’s companies requiring that LNC realize losses on such investments;

•
The impact of acquisitions and divestitures, restructurings, product withdrawals and other unusual items, including LNC’s ability to integrate acquisitions and to obtain the anticipated results and synergies from acquisitions;

•	The adequacy and collectibility of reinsurance that LNC has purchased;

•	Acts of terrorism or war that may adversely affect LNC’s businesses and the cost and availability of reinsurance;

•	Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that LNC can charge for its products;

•
The unknown impact on LNC’s business resulting from changes in the demographics of LNC’s client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life;

•	Loss of key management, portfolio managers in the Investment Management segment, financial advisors or wholesalers; and

•
Changes in general economic or business conditions, both domestic and foreign, that may be less favorable than expected and may affect foreign exchange rates, premium levels, claims experience, the level of pension benefit costs and funding, and investment results.

The risks included here are not exhaustive. We describe these risks and uncertainties in greater detail under the caption “Risk Factors” below and in LNC’s recent Forms 10-K and 8-K and other documents filed with the Securities and Exchange Commission (the “SEC”). Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on LNC’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undo reliance on forward-looking statements as a prediction of actual results. In addition, we disclaim any current intention to update any forward-looking statements to reflect events or circumstances that occur after the date of this prospectus.

RISK FACTORS

You should carefully consider the risks described below and those incorporated by reference into this prospectus before making an investment decision. The risks and uncertainties described below and incorporated by reference into this prospectus are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition and results of operations could be materially affected. In that case, the value of our Common Stock could decline substantially.

Our reserves for future policy benefits and claims related to our current and future business as well as businesses we may acquire in the future may prove to be inadequate.

Our reserves for future policy benefits and claims may prove to be inadequate. We establish and carry, as a liability, reserves based on estimates of how much we will need to pay for future benefits and claims. For our life insurance and annuity products, we calculate these reserves based on many assumptions and estimates, including estimated premiums we will receive over the assumed life of the policy, the timing of the event covered by the insurance policy, the amount of benefits or claims to be paid and the investment returns on the assets we purchase with the premiums we receive. The assumptions and estimates we use in connection with establishing and carrying our reserves are inherently uncertain. Accordingly, we cannot determine with precision the ultimate amounts that we will pay for, or the timing of payment of, actual benefits and claims or whether the assets supporting the policy liabilities will grow to the level we assume prior to payment of benefits or claims. If our actual experience is different from our assumptions or estimates, our reserves may prove to be inadequate in relation to our estimated future benefits and claims. As a result, we would incur a charge to our earnings in the quarter in which we increase our reserves.

Because the equity markets and interest rates impact our profitability, changes in equity markets and interest rates may also negatively affect our business and profitability.

The fee revenue that we earn on equity-based variable annuities, unit-linked accounts, variable universal life insurance policies and investment advisory business, is based upon account values. Because strong equity markets result in higher account values, strong equity markets positively affect our net income through increased fee revenue. In addition, the increased fee revenue resulting from strong equity markets increases the expected gross profits (“EGPs”) from variable insurance products. As a result, the higher EGPs may result in lower net amortized costs related to DAC, DSI, VOBA, and DFEL associated with those products. For more information on DAC, DSI, VOBA (reported as present value of in-force business) and DFEL amortization, see “Critical Accounting Policies” in the MD&A of our Annual Report on Form 10-K for the year ended December 31, 2005. Finally, the amount of reserves related to the Guaranteed Minimum Death Benefits (“GMDB”) for variable annuities is tied to the difference between the value of the underlying accounts and the guaranteed death benefit, which is a benefit ratio (present value of total expected GMDB payments over the life of the contract divided by the present value of total expected assessments over the life of the contract). Both the level of expected GMDB payments and expected total assessments used in calculating this benefit ratio are affected by the equity markets. Accordingly, strong equity markets will decrease the amount of GMDB reserves that we must carry.

Conversely, a weakening of the equity markets results in lower fee income and, depending upon the significance of the drop in the equity markets, may result in higher net expenses associated with DAC, DSI, VOBA and DFEL. Both lower fee income and higher net expenses may have a material adverse effect on our results of operations and capital resources. Furthermore, a decrease in the equity markets will increase the net amount at risk under the GMDB benefits we offer as part of our variable annuity products, which has the effect of increasing the amount of GMDB reserves that we must carry. As a result, if such reserves are not reasonable in relation to our expected liabilities for GMDB, would likely result in an increase GMDB payments and would result in a decrease in the present value of total expected assessments over the life of the contract. The result would be an increase the level of the GMDB reserves. Such an increase in reserves would result in and a charge to our earnings in the quarter in which we increase our reserves to bring them within a reasonable range of our estimated future liabilities related to the GMDB guarantees.

Because the profitability of our fixed annuity and interest-sensitive whole life, universal life and fixed portion of variable universal life insurance business depends in part on interest rate spreads, interest rate fluctuations could negatively affect our profitability. Jefferson-Pilot also offered products the profitability of which depends in part on interest rate spreads. Accordingly, our merger with Jefferson-Pilot may exacerbate this risk.

Changes in interest rates may reduce both our profitability from spread businesses and our return on invested capital. Some of our products, principally fixed annuities and interest-sensitive whole life, universal life and the fixed portion of variable universal life insurance, expose us to the risk that changes in interest rates will reduce our “spread,” or the difference between the amounts that we are required to pay under the contracts and the amounts we are able to earn on our general account investments intended to support our obligations under the contracts. Declines in our spread from these products could have a material adverse effect on our businesses or results of operations.

In periods of increasing interest rates, we may not be able to replace the assets in our general account with higher yielding assets needed to fund the higher crediting rates necessary to keep our interest sensitive products competitive. We therefore may have to accept a lower spread and thus lower profitability or face a decline in sales and greater loss of existing contracts and related assets. In periods of declining interest rates, we have to reinvest the cash we receive as interest or return of principal on our investments in lower yielding instruments then available. Moreover, borrowers may prepay fixed-income securities, commercial mortgages and mortgage-backed securities in our general account in order to borrow at lower market rates, which exacerbates this risk. Because we are entitled to reset the interest rates on our fixed rate annuities only at limited, pre-established intervals, and since many of our policies have guaranteed minimum interest or crediting rates, our spreads could decrease and potentially become negative.

Increases in interest rates may cause increased surrenders and withdrawals of insurance products. In periods of increasing interest rates, policy loans and surrenders and withdrawals of life insurance policies and annuity contracts may increase as policyholders seek to buy products with perceived higher returns. This process may lead to a flow of cash out of our businesses. These outflows may require investment assets to be sold at a time when the prices of those assets are lower because of the increase in market interest rates, which may result in realized investment losses. A sudden demand among consumers to change product types or withdraw funds could lead us to sell assets at a loss to meet the demand for funds. In addition, unanticipated withdrawals and terminations also may require us to accelerate DAC, DSI, VOBA and DFEL amortization. This would increase our current expenses.

A downgrade in our claims-paying or credit ratings could limit our ability to market products, increase the number or value of policies being surrendered and/or hurt our relationships with creditors.

Nationally recognized rating agencies rate the financial strength of our principal insurance subsidiaries and rate our debt. Ratings are not recommendations to buy our securities. Please see “Ratings” beginning on page 17 of our Annual Report on Form 10-K for the year ended December 31, 2005 for a complete description of our ratings.

Our claims-paying ratings, which are intended to measure our ability to meet policyholder obligations, are an important factor affecting public confidence in most of our products and, as a result, our competitiveness. The interest rates we pay on our borrowings are largely dependent on our credit ratings. Each of the rating agencies reviews its ratings periodically, and our current ratings may not be maintained in the future. A downgrade of the financial strength rating of one of our principal insurance subsidiaries could affect our competitive position in the insurance industry and make it more difficult for us to market our products as potential customers may select companies with higher financial strength ratings. This could lead to a decrease in fees as outflows of assets increase, and therefore, result in lower fee income. Furthermore, sales of assets to meet customer withdrawal demands could also result in losses, depending on market conditions. A downgrade of our debt ratings could affect our ability to raise additional debt with terms and conditions similar to our current debt, and accordingly, likely increase our cost of capital. In addition, a downgrade of these ratings could make it more difficult to raise capital to refinance any maturing debt obligations, to support business growth at our insurance subsidiaries and to maintain or improve the current financial strength ratings of our principal insurance subsidiaries described above.

A drop in the rankings of the mutual funds that we manage as well as a loss of key portfolio managers could result in lower advisory fees.

While mutual funds are not rated, per se, many industry periodicals and services, such as Lipper, provide rankings of mutual fund performance. These rankings often have an impact on the decisions of customers regarding which mutual funds to invest in. If the rankings of the mutual funds for which we provide advisory services decrease materially, the funds’ assets may decrease as customers leave for funds with higher performance rankings. Similarly, a loss of our key portfolio managers who manage mutual fund investments could result in poorer fund performance, as well as customers leaving these mutual funds for new mutual funds managed by the portfolio managers. Any loss of fund assets would decrease the advisory fees that we earn from such mutual funds, which are generally tied to the amount of fund assets and performance. This would have an adverse effect on our results of operations.

Our businesses are heavily regulated and changes in regulation may reduce our profitability.

Our insurance subsidiaries are subject to extensive supervision and regulation in the states in which we do business. The supervision and regulation relate to numerous aspects of our business and financial condition. The primary purpose of the supervision and regulation is the protection of our insurance policyholders, and not our investors. The extent of regulation varies, but generally is governed by state statutes. These statutes delegate regulatory, supervisory and administrative authority to state insurance departments. This system of supervision and regulation covers, among other things:

•	standards of minimum capital requirements and solvency, including risk-based capital measurements;

•	restrictions of certain transactions between our insurance subsidiaries and their affiliates;

•	restrictions on the nature, quality and concentration of investments;

•	restrictions on the types of terms and conditions that we can include in the insurance policies offered by our primary insurance operations;

•	limitations on the amount of dividends that insurance subsidiaries can pay;

•	the existence and licensing status of the company under circumstances where it is not writing new or renewal business;

•	certain required methods of accounting;

•	reserves for unearned premiums, losses and other purposes; and

•
assignment of residual market business and potential assessments for the provision of funds necessary for the settlement of covered claims under certain policies provided by impaired, insolvent or failed insurance companies.

The regulations of the state insurance departments may affect the cost or demand for our products and may impede us from taking actions we might wish to take to increase our profitability. For example, in July 2005, a committee of the NAIC adopted a change to Actuarial Guideline 38 (also known as “AXXX”), the statutory reserve requirements for universal life (“UL”) products with secondary guarantees, such as Lincoln National Life Insurance Company’s Lapse Protection Rider product. This proposal was formally adopted by the NAIC in 2005 with an effective date of July 1, 2005.

The proposal does not affect business written prior to the effective date of July 1, 2005. We continue to evaluate potential modifications to our universal life products with secondary guarantees that may be made in response to the revised regulation. Although the impact of this proposal on future sales of guaranteed no-lapse UL cannot be predicted, it may result in a price increase for such products, and therefore, may lower sales of such products.

Further, we may be unable to maintain all required licenses and approvals and our business may not fully comply with the wide variety of applicable laws and regulations or the relevant authority’s interpretation of the laws and regulations, which may change from time to time. Also, regulatory authorities have relatively broad discretion to grant, renew or revoke licenses and approvals. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, the insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or impose substantial fines. Further, insurance regulatory authorities have relatively broad discretion to issue orders of supervision, which permit such authorities to supervise the business and operations of an insurance company. As of December 31, 2005, no state insurance regulatory authority had imposed on us any substantial fines or revoked or suspended any of our licenses to conduct insurance business in any state or issued an order of supervision with respect to our insurance subsidiaries, which would have a material adverse effect on our results of operations or financial condition.

In addition, Lincoln Financial Advisors Corporation (“LFA”) and Lincoln Financial Distributors (“LFD”), as well as our variable annuities and variable life insurance products, are subject to regulation and supervision by the SEC and the NASD. Our Investment Management segment, like other investment management groups, is subject to regulation and supervision by the SEC, NASD, MSRB, the Pennsylvania Department of Banking and jurisdictions of the states, territories and foreign countries in which they are licensed to do business. Lincoln UK is subject to regulation by the Financial Services Authority in the U.K. These laws and regulations generally grant supervisory agencies and self-regulatory organizations broad administrative powers, including the power to limit or restrict the subsidiaries from carrying on their businesses in the event that they fail to comply with such laws and regulations.

Many of the foregoing regulatory or governmental bodies have the authority to review our products and business practices and those of our agents and employees. In recent years, there has been increased scrutiny of our businesses by these bodies, which has included more extensive examinations, regular “sweep” inquiries and more detailed review of disclosure documents. These regulatory or governmental bodies may bring regulatory or other legal actions against us if, in their view, our practices, or those of our agents or employees, are improper. These actions can result in substantial fines, penalties or prohibitions or restrictions on our business activities and could have a material adverse effect on our business, results of operations or financial condition.

For further information on regulatory matters relating to us, see “Regulatory Matters” in our Annual Report on Form 10-K for the year ended December 31, 2005.

Legal and regulatory actions are inherent in our businesses and could result in financial losses or harm our businesses.

There continues to be a significant amount of federal and state regulatory activity in the industry relating to numerous issues including, but not limited to, market timing and late trading of mutual fund and variable insurance products and broker-dealer access arrangements. Like others in the industry, we have received inquiries including requests for information and/or subpoenas from various authorities including the SEC, the National Association of Securities Dealers (“NASD”) and the New York Attorney General, as well as notices of potential proceedings from the SEC and NASD. We are in the process of responding to, and in some cases have settled or are in the process of settling, certain of these inquiries and potential proceedings. We continue to cooperate fully with such authorities. In addition, we are, and in the future may be, subject to legal actions in the ordinary course of our insurance and investment management operations, both domestically and internationally. Pending legal actions include proceedings relating to aspects of our businesses and operations that are specific to us and proceedings that are typical of the businesses in which we operate. Some of these proceedings have been brought on behalf of various alleged classes of complainants. In certain of these matters, the plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages. Substantial legal liability in these or future legal or regulatory actions could have a material financial effect or cause significant harm to our reputation, which in turn could materially harm our business prospects.

Changes in U.S. federal income tax law could make some of our products less attractive to consumers and increase our tax costs.

The Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”) as well as the Jobs and Growth Tax Relief Reconciliation Act of 2003 (the “2003 Act”) contain provisions that will, over time, significantly lower individual tax rates. This will have the effect of reducing the benefits of deferral on the build-up of value of annuities and life insurance products. EGTRRA also includes provisions that will eliminate, over time, the estate, gift and generation-skipping taxes and partially eliminate the step-up in basis rule applicable to property held in a decedent’s estate. Many of these provisions expire in 2008 and 2010, unless extended. The Bush Administration continues to propose that many of the foregoing rate reductions be made permanent, as well as several tax-favored savings initiatives, such as the elimination of the estate tax, that, if enacted by Congress, could also adversely affect the sale of our annuity, life and tax-qualified retirement products and increase the surrender of such products. Although we cannot predict the overall effect on the sales of our products of the tax law changes included in these Acts, some of these changes might hinder our sales and result in the increased surrender of insurance products.

Our risk management policies and procedures may leave us exposed to unidentified or unanticipated risk, which could negatively affect our businesses or result in losses.

We have devoted significant resources to develop our risk management policies and procedures and expect to continue to do so in the future. Nonetheless, our policies and procedures to identify, monitor and manage risks may not be fully effective. Many of our methods of managing risk and exposures are based upon our use of observed historical market behavior or statistics based on historical models. As a result, these methods may not predict future exposures, which could be significantly greater than the historical measures indicate, such as the risk of pandemics causing a large number of deaths. Other risk management methods depend upon the evaluation of information regarding markets, clients, catastrophe occurrence or other matters that is publicly available or otherwise accessible to us, which may not always be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risks requires, among other things, policies and procedures to record properly and verify a large number of transactions and events, and these policies and procedures may not be fully effective.

Because we are a holding company with no direct operations, the inability of our subsidiaries to pay dividends to us in sufficient amounts would harm our ability to meet our obligations.

We are a holding company, and we have no direct operations. Our principal asset is the capital stock of our insurance, investment management and communication company subsidiaries.

Our ability to meet our obligations for payment of interest and principal on outstanding debt obligations and to pay dividends to shareholders and corporate expenses depends upon the surplus and earnings of our subsidiaries and the ability of our subsidiaries to pay dividends or to advance or repay funds to us. Payments of dividends and advances or repayment of funds to us by our subsidiaries are restricted by the applicable laws of their respective jurisdictions, including laws establishing minimum solvency and liquidity thresholds. Changes in these laws, such as New York State amendments to its statutory reserve requirements, can constrain the ability of our subsidiaries to pay dividends or to advance or repay funds to us in sufficient amounts and at times necessary to meet our debt obligations and corporate expenses.

We face a risk of non-collectibility of reinsurance, which could materially affect our results of operations.

We follow the insurance practice of reinsuring with other insurance and reinsurance companies a portion of the risks under the policies written by our insurance subsidiaries (known as ceding). At the end of 2005, we have ceded approximately $320.1 billion on a pro forma basis of life insurance in-force to reinsurers for reinsurance protection. Although reinsurance does not discharge our subsidiaries from their primary obligation to pay policyholders for losses insured under the policies we issue, reinsurance does make the assuming reinsurer liable to the insurance subsidiaries for the reinsured portion of the risk. As of December 31, 2005, we had $8.1 billion on a pro forma basis of reinsurance receivables from reinsurers for paid and unpaid losses, for which they are obligated to reimburse us under our reinsurance contracts. Of this amount, $4.1 billion relates to the sale of our reinsurance business to Swiss Re in 2001 through an indemnity reinsurance agreement. During 2004, Swiss Re funded a trust to support this business. The balance in the trust changes as a result of ongoing reinsurance activity and was $1.7 billion at December 31, 2005. In addition, should Swiss Re Life & Health America Inc. financial strength ratings drop below either S&P AA- or AM Best A or their NAIC risk based capital ratio fall below 250%, assets equal to the reserves supporting business reinsured must be placed into a trust according to pre-established asset quality guidelines. Furthermore, approximately $2.0 billion of the Swiss Re treaties are funds-withheld structures where we have a right of offset on assets backing the reinsurance receivables. The balance of the reinsurance is due from a diverse group of reinsurers. The collectibility of reinsurance is largely a function of the solvency of the individual reinsurers. We perform annual credit reviews on our reinsurers, focusing on, among other things, financial capacity, stability, trends and commitment to the reinsurance business. We also require assets in trust, letters of credit or other acceptable collateral to support balances due from reinsurers not authorized to transact business in the applicable jurisdictions. Despite these measures, a reinsurer’s insolvency, inability or unwillingness to make payments under the terms of a reinsurance contract, especially Swiss Re, could have a material adverse effect on our results of operations and financial condition.

Significant adverse mortality experience may result in the loss of, or higher prices for, reinsurance.

We reinsure significant portion of our mortality risk on fully underwritten newly issued life insurance contracts. We review our retention limits regularly for continued appropriateness and may be changed in the future. If we were to experience adverse mortality experience, a significant portion of that would be reimbursed by our reinsurers. Prolonged or severe adverse mortality experience could result in increased reinsurance costs and ultimately, reinsurers not willing to offer coverage. If we are unable to maintain our current level of reinsurance or purchase new reinsurance protection in amounts that we consider sufficient, we would either have to be willing to accept an increase in our net exposures or revise our pricing to reflect higher reinsurance premiums. If this were to occur, we may be exposed to reduced profitability and cash flow strain or we may not be able to price new business at competitive rates.

We may be unable to attract and retain sales representatives and other employees, particularly financial advisors.

We compete to attract and retain financial advisors, portfolio managers and other employees, as well as independent distributors of our products. Intense competition exists for persons and independent distributors with demonstrated ability. We compete with other financial institutions primarily on the basis of our products, compensation, support services and financial position. Sales in our businesses and our results of operations and financial condition could be materially adversely affected if we are unsuccessful in attracting and retaining financial advisors, portfolio managers and other employees, as well as independent distributors of our products. For example, in 2005, we changed the compensation structure for LFA’s financial advisors. Although we believe the new compensation structure will benefit us, our policyholders and our planners, if a significant number of financial advisors terminate their affiliation with us, it could have a negative impact on our sales and ability to retain existing in-force business.  During 2005, the number of new planners recruited to LFA was down relative to prior years, which is partially a result of LFA focusing more on recruiting experienced planners than in it had in prior years.

Our sales representatives are not captive and may sell products of our competitors.

We sell our annuity and life insurance products through independent sales representatives. These representatives are not captive, which means they may also sell our competitors’ products. If our competitors offer products that are more attractive than ours, or pay higher commission rates to the sales representatives than we do, these representatives may concentrate their efforts in selling our competitors’ products instead of ours.

Intense competition could negatively affect our ability to maintain or increase our profitability.

Our businesses are intensely competitive. We compete based on a number of factors including name recognition, service, the quality of investment advice, investment performance, product features, price, perceived financial strength, and claims-paying and credit ratings. Our competitors include insurers, broker-dealers, financial advisors, asset managers and other financial institutions. A number of our business units face competitors that have greater market share, offer a broader range of products or have higher claims-paying or credit ratings than we do.

In recent years, there has been substantial consolidation and convergence among companies in the financial services industry resulting in increased competition from large, well-capitalized financial services firms. Many of these firms also have been able to increase their distribution systems through mergers or contractual arrangements. Furthermore, larger competitors may have lower operating costs and an ability to absorb greater risk while maintaining their financial strength ratings, thereby allowing them to price their products more competitively. We expect consolidation to continue and perhaps accelerate in the future, thereby increasing competitive pressure on us.

Losses due to defaults by others could reduce our profitability or negatively affect the value of our investments.

Third parties that owe us money, securities or other assets may not pay or perform their obligations. These parties include the issuers whose securities we hold, borrowers under the mortgage loans we make, customers, trading counterparties, counterparties under swaps and other derivative contracts, reinsurers and other financial intermediaries. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, downturns in the economy or real estate values, operational failure, corporate governance issues or other reasons. A downturn in the U.S. and other economies could result in increased impairments.

Our communications business faces a variety of risks that could adversely affect its results.

          Our communications business relies on advertising revenues, and therefore is sensitive to cyclical changes in both the general economy and in the economic strength of local markets. Also, our stations derived 21.4%, 21.4%, and 23.5% of their 2005, 2004 and 2003 advertising revenues from the automotive industry. If automobile advertising is severely curtailed, it could have a negative impact on broadcasting revenues.

          For 2005, 7.1% of television revenues came from a network agreement with two CBS-affiliated stations that expires in 2011. The trend in the industry is away from the networks compensating affiliates for carrying their programming and there is a possibility those revenues will be eliminated when the contract is renewed.

          Technological media changes, such as satellite radio and the Internet, and consolidation in the broadcast and advertising industries, may increase competition for audiences and advertisers.

          Our communications business has commitments for purchases of syndicated television programming and commitments for other contracts and future sports programming rights, payable through 2011. These commitments are not reflected as an asset or liability in our balance sheet because the programs are not currently available for use. If sports programming advertising revenue decreases in the future, the commitments may have a material adverse effect on our financial position and earnings.

Risk Factors in Connection with the Jefferson-Pilot Merger

The merger with Jefferson-Pilot may cause disruptions in our business, which could have an adverse effect on our business and financial results.

The recently completed merger could cause disruptions in our business. Specifically:

•
current employees and agents may experience uncertainty about their future roles with the new company, which might adversely affect our ability to retain key managers and other employees and agents; and

•	the attention of our management may be directed toward the recently completed merger and not their ongoing business.

The anticipated benefits of combining Jefferson-Pilot and us may not be realized.

We merged with Jefferson-Pilot with the expectation that the merger would result in various benefits including, among other things, benefits relating to enhanced revenues, a strengthened market position for the resulting company in its businesses, cross-selling opportunities, cost savings and operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether we and Jefferson-Pilot are integrated in an efficient and effective manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially impact the resulting company’s business, financial condition and operating results.

We may have difficulty integrating Jefferson-Pilot and may incur substantial costs in connection with the integration.

We may experience material unanticipated difficulties or expenses in connection with integrating Jefferson-Pilot, especially given the relatively large size of the merger. Integrating Jefferson-Pilot with us will be a complex, time-consuming and expensive process. Before the merger, we and Jefferson-Pilot operated independently, each with its own business, products, customers, employees, culture and systems.

We may face substantial difficulties, costs and delays in integrating Jefferson-Pilot. These factors may include:

•	perceived adverse changes in product offerings available to clients or client service standards, whether or not these changes do, in fact, occur;

•	conditions imposed by regulators in connection with their decisions whether to approve the merger;

•	potential charges to earnings resulting from the application of purchase accounting to the transaction;

•	the retention of existing clients, key portfolio managers, sales representatives and wholesalers of each company; and

•	retaining and integrating management and other key employees of the resulting company.

We may seek to combine certain operations and functions using common information and communication systems, operating procedures, financial controls and human resource practices, including training, professional development and benefit programs. We may be unsuccessful or delayed in implementing the integration of these systems and processes.

Any one or all of these factors may cause increased operating costs, worse than anticipated financial performance or the loss of clients, employees and agents. Many of these factors are outside our control.

SUMMARY OF THE PLAN

The Jefferson-Pilot Corporation Long Term Stock Incentive Plan (the "Plan"), as established and amended by the Jefferson-Pilot Corporation (“JP”) Board of Directors, last was approved by JP’s shareholders on May 3, 1999.

JP merged into an acquisition subsidiary of Lincoln National Corporation (“LNC”) on April 3, 2006. JP stock options were automatically converted into options to purchase LNC Common Stock (the “Common Stock”), with the number of JP shares multiplied by 1.0906 and rounded down to the nearest whole share, and the JP price divided by 1.0906 and rounded up to the sixth decimal place. The other terms and conditions of the options remained unchanged.

Described below are the major features of the Plan. The statements contained in this prospectus concerning the Plan are brief summaries, qualified in their entirety by reference to the terms of the Plan itself. Eligible participants and their beneficiaries may obtain another copy of the Plan upon request by contacting Karen Kanjian at: kfkanjian@lfg.com.

1.    Purpose of the Plan. The purpose of the Plan is to provide further incentive to, and to encourage stock ownership by, any officer, employee, or agent of the former JP or its continuing subsidiaries who is eligible to participate in the Plan (see Paragraph 4 for a definition of “Participants”). The Plan is intended to benefit LNC and its subsidiaries (the “Company”) and its shareholders by continuing to retain and motivate highly qualified Participants after consummation of the merger and by providing increased incentive to such Participants while also helping to align their interests more closely with those of shareholders.

2.            Types of Awards. The terms of the Plan provide for grants of stock options, stock appreciation rights (“SARs”) and stock grants (together, “Awards”).

3.   Shares Subject to the Plan; Annual Per-Person Limitations. Under the Plan, the total number of shares of Common Stock reserved and available for delivery to Participants in connection with Awards is 9,474,929.

Any shares subject to an option or other award under the Plan which for any reason expires or is terminated unexercised or unvested as to such shares, any previously acquired Common Stock that is tendered as payment for an option being exercised and any shares withheld for taxes is available for further use under the Plan, to the extent not restricted by Rule 16b-3. With respect to stock settled SARs, the full issuance of shares necessary to settle such Awards will count against shares available under the Plan.

In addition, the Plan imposes individual limitations on the amount of certain Awards in order to comply with Section 162(m) of the Code. Under these limitations, during any calendar year the number of shares covered by options granted to any one individual shall not exceed 750,000, subject to adjustment in certain circumstances. The total aggregate value of LTIP payout to a Participant during any calendar year shall not exceed $800,000.

No stock option, SAR or stock grant may be granted to any Participant who, immediately after the time of the Award, owns 10 percent or more of the Common Stock of JP or one of its subsidiaries. For this purpose, all outstanding options and SARs to a Participant shall be considered stock owned by such individual.

Restricted and unrestricted stock grants shall be limited to 10% of the total shares reserved for the Plan, subject to certain adjustments.

In the event of any change in the outstanding shares of the Common Stock by reason of any stock split, stock dividend, reorganization, recapitalization, merger, consolidation, combination or exchange of shares, the sale, lease or conveyance of all or substantially all of the assets of the Company, or other relevant corporate change, such equitable adjustments shall be made in the Plan, in the number of shares reserved for the Plan and in the awards hereunder including the exercise price and number of shares under outstanding options, as the Committee determines are necessary or appropriate. Adjustments for stock splits and stock dividends shall be automatic.

Except as described under “Restricted Stock” below, the Plan does not impose any restriction on the resale of shares of our Common Stock acquired pursuant to an Award under the Plan. However, any of our “affiliates” (defined in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”) to include persons who directly or indirectly, through one or more intermediaries, control, or are controlled by, or are under common control with, us) may not use this Prospectus to offer and sell shares of Common Stock they acquire under the Plan. They may, however, sell such shares:

(1)	pursuant to an effective registration statement under the 1933 Act;

(2)	in compliance with Rule 144 under the 1933 Act; or

(3)	in a transaction otherwise exempt from the registration requirements of that 1933 Act.

Each Participant who is the beneficial owner of at least 10% of the outstanding shares of our Common Stock and each Participant who is one of our directors or policy-making officers may be subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), which requires such persons to disgorge to us any “profits” resulting from a certain non-exempt sales and purchases (or purchases and sales) of shares of the Common Stock within a six-month period. For such Participants, sales of shares of Common Stock occurring within six months of the grant of an option, SAR or stock grant may result in such Section 16(b) liability, unless one or both of those transactions are exempt, as described below in more detail.

Pursuant to Rule 16b-3 of the 1934 Act, provided the Committee (as defined in Paragraph 5 below) that administers the Plan consists solely of at least two “Non-Employee Directors” (as defined in rules promulgated under Section 16), the grant of an option, SAR or stock grant to an individual subject to Section 16(b) will not be deemed, for purposes of Section 16(b), to be a purchase of the shares that underlie the option or other Award for purposes of determining whether the Participant is liable to the us for any profits derived from the purchase and sale of Common Stock.

In addition, if at least six months have elapsed between the award of an option, SAR or stock grant, and the disposition of the underlying Common Stock, no purchase would be deemed to have occurred under Section 16(b) for purposes of determining whether the Participant is liable to us for any profits derived from the purchase and sale of Common Stock.

We intend that the grant of any Awards to or other transaction by a participant who is subject to Section 16 of the Exchange Act shall be exempt under Rule 16b-3 (except for transactions acknowledged in writing to be non-exempt by such participant). Accordingly, if any provision of the Plan or any Award agreement does not comply with the requirements of Rule 16b-3 as then applicable to any such transaction, unless the participant shall have acknowledged in writing that a transaction pursuant to such provision is to be non-exempt, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such participant shall avoid liability under Section 16(b) of the Exchange Act.

However, even if a transaction is exempt under Section 16(b), the general prohibition of federal and state securities laws on trading securities while in possession of material non-public information concerning the issuer continues to apply.

4.   Eligibility. Only former, current and future agents, employees and officers of the former JP and its subsidiaries are eligible to participate in the Plan and receive awards under the Plan (“Participants”). Individuals who were employed, immediately before the merger, by LNC or entities that were its subsidiaries immediately before the merger, are not eligible to participate in the Plan. The Committee may designate one or more classes of Participants under the Plan. The Term “agents” includes insurance agents who represent one or more of the former JP’s continuing life insurance subsidiaries. The term "Employee" includes full-time life insurance agents who are employees for Social Security tax purposes.

5.           Administration. The Plan will be administered by the Compensation Committee of the LNC Board of Directors (the “Committee”). Subject to the terms and conditions of the Plan, the Committee has exclusive authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan and its administration and to make any other determination which it believes necessary or advisable for the administration of the Plan. Decisions of the Committee shall be final and binding upon all persons having an interest in the Plan.

Subject to the terms and conditions of the Plan, the Committee shall have the exclusive authority to identify Participants eligible to receive Awards under the Plan and to make awards of stock options, SARs and stock grants which may include Long Term Incentive Program ("LTIP") awards. Consistent with the provisions of the Plan, the Committee shall establish the terms, conditions and duration of each Award made under the Plan.

6.            Stock Options and SARs. The Committee is authorized to grant stock options, including both incentive stock options (“ISOs”) that can result in potentially favorable tax treatment to the participant and non-qualified stock options (i.e., options not qualifying as ISOs). The Committee determines the exercise price per share with respect to an option, which in no event may be less than the fair market value of a share of Common Stock on the date of grant. Under the Plan, unless otherwise determined by the Committee, the fair market value of the Common Stock is the closing price of a share of Common Stock, as quoted on the composite transactions tape on the NYSE, on the date on which the determination of fair market value is being made, or if the stock does not trade on that date, on the next preceding trading day.

ISO means any option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision thereto. The terms of any ISO granted under the Plan is intended to comply in all respects with the provisions of Code Section 422. The aggregate fair market value (determined at the time an ISO is granted) of the stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year may not exceed $100,000. For purposes of this $100,000 limitation, all of our plans will be taken into account.

The Committee may grant SARs to eligible Participants, either separately or in tandem with stock options. The Committee shall determine the time and conditions of exercisability and whether the stock appreciation shall be payable in Common Stock, cash or a combination of both. The grant, exercise or lapse of a SAR shall not increase, decrease or otherwise affect the terms or conditions attached to the grant, exercise or lapse of an ISO.

Each option or SAR shall be exercisable for such period as the Committee shall determine, including a period after termination of employment or expiration of an agent's contract, but for not more than ten years after the date of grant.

The option price for the shares purchased on any exercise date shall be paid in full in cash or by the surrender of shares of Common Stock valued at fair market value on the exercise date, or by any combination of cash and such shares. Payment shall be made no later than the normal settlement date for ordinary brokerage trades on the exercise date, or such earlier date as the Committee may specify. The Committee determines the methods of exercise and settlement and other terms of SARs.

7.    Stock Grants including LTIP Payouts. The Committee may make stock grants to selected Participants of the Company to enable such persons to acquire stock on such terms and conditions as the Committee determines are in the best interests of the Company. Stock grants may be either restricted stock which vests over time or subject to other conditions, or restricted or unrestricted stock paid out upon the achievement of performance goals established by the Committee. Discretionary, unrestricted stock grants are not permitted.

The Committee may make LTIP awards payable in whole or part in Common Stock. Until LTIP is revised by the Committee, LTIP payouts shall be based on cumulative growth in JP's operating earnings per share (EPS). Eligible Participants selected by the Committee shall be eligible for a payment each year, contingent upon JP's achieving levels, specified by the Committee, of compound growth rate in cumulative operating earnings per share ("CGR") during the prior three years and continued service to the end of the three year period. Payouts shall be expressed as a percentage (which may vary according to the participant and the level of CGR achieved, as specified by the Committee) of each eligible Participant's salary during the last year of the three year measurement period. The target amount shall be paid if the targeted CGR is achieved. The threshold amount shall be paid if 50% of the targeted CGR is achieved; below 50% no payout shall be made. The maximum amount shall be paid if 150% or more of the targeted CGR is achieved. Payouts, if any, shall be made in a 50/50 ratio of cash and Common Stock valued at the fair market value on the payment date.

8.    Tax Withholding. The Committee may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any shares or other property to be distributed will be withheld (or previously acquired shares or other property surrendered by the participant) to satisfy withholding and other tax obligations.

9.    Non-Transferability. Awards generally may not be assigned or transferred except by will or by the laws of descent and distribution, to a designated beneficiary upon the Participant’s death, or pursuant to a qualified domestic relations order. During an optionee's lifetime, options shall be exercisable only by the optionee or a duly appointed guardian or legal representative of the optionee. However, the Committee may specify as to one or more optionees, that limited transfers shall be permitted because of special circumstances.

Awards under the Plan are generally granted without a requirement that the Participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law.

10.         Change in Control. In the event of a Change in Control, options and SARs may become immediately exercisable and may remain exercisable for such periods not exceeding the original terms thereof, restricted stock awards may immediately vest, and long term incentive awards providing for restricted or unrestricted stock payouts may be immediately settled, and any options or other awards may be settled in cash, all as the Committee shall determine either at or after the time of granting the options or making the respective other awards. "Change in Control" as defined by the Committee includes the acquisition by certain persons or groups of twenty percent or more of our outstanding Common Stock, significant changes in our board of directors, and certain reorganizations, mergers, consolidations, and sales or dispositions of all or substantially all of our consolidated assets.

11.          Amendment and Termination of the Plan. The LNC Board of Directors may amend, suspend or terminate the Plan at any time and from time to time, provided however that without approval of the shareholders, no revision or amendment shall increase the number of shares reserved for the Plan (except as provided in the Plan’s anti-dilution provisions), reduce the minimum exercise price specified in the Plan, extend the duration of the Plan, change the designation of the class of employees eligible to receive options or other awards (except as permitted by Rule 16b-3), or materially increase the benefits accruing to participants under the Plan. Further, no amendment or termination of the Plan may alter or impair any rights or obligations of any award previously made without the consent of the awardee. Shareholder approval will not necessarily be required for amendments that might increase the cost of the Plan or broaden eligibility. Unless earlier terminated by the Board, the Plan (but not any awards theretofore made) shall in any event terminate on, and no awards shall be made after, May 3, 2009.

12.          Federal Income Tax Implications of the Plan. The following is a brief description of the federal income tax consequences generally arising with respect to Awards under the Plan. In view of the individual nature of tax consequences, each participant should consult his or her tax advisor for more specific information, including the effect of applicable federal, state and other tax laws.

Under present law, the federal income tax consequences of grants and other Awards under the Plan are generally as described below.

Non-Qualified Stock Options. The grant of a non-qualified stock option should not result in taxable income to the participant at the time of grant. On exercise of a non-qualified stock option, the participant will normally realize taxable ordinary income equal to any excess of the fair market value of the shares at the time of exercise over the option price of the shares. At the time this ordinary income is recognized by the participant, we will be entitled to a corresponding deduction.

Upon the disposition of the shares acquired upon exercise of a non-qualified stock option, the difference between the amount received for the shares and the basis (i.e., fair market value of the shares on exercise of the option) will be treated as long-term or short-term capital gain or loss, depending on the holding period.

ISOs. The tax treatment of ISOs is complex. We have not granted any ISOs in over 10 years. Should we grant ISOs, we will provide affected optionees with a summary of the federal tax implications.

SARs. The grant of a SAR should not result in taxable income to the participant at the time of grant. On exercise of a SAR, the participant will realize taxable ordinary income equal to the cash and fair market value of any shares received. At the time the participant recognizes ordinary income on the exercise of a SAR, we will be entitled to a corresponding deduction. Upon the disposition of any shares acquired under a SAR, the difference between the amount received for the shares and the fair market value of the shares as of the date of exercise of the SAR will be treated as long-term or short-term capital gain or loss, depending on the holding period.

Restricted Stock. The grant of restricted stock should not automatically result in taxable income to the participant. Instead, the participant will normally realize taxable ordinary income when the restrictions on the shares lapse in an amount equal to the fair market value of the shares on that date. Notwithstanding the foregoing, a participant may elect (pursuant to Section 83(b) of the Code), within 30 days of the date of a restricted stock grant, to be taxed on the value of the shares as of the date of grant. If the participant subsequently forfeits the shares, the participant will not be entitled to a deduction. At the time the participant recognizes ordinary income with respect to restricted stock, we will be entitled to a corresponding deduction. Upon disposition of the shares after restrictions lapse, the difference between the amount received and the fair market value of the shares on the vesting date (or on the date of grant if the participant made the election described above) will be treated as long-term or short-term capital gain or loss, depending on the holding period.

Dividends paid on restricted stock received by the participant prior to the lapse of restrictions will be taxable as ordinary income to the participant, and we will be allowed a corresponding deduction unless the participant made the Section 83(b) election described above. If the election was made, dividends actually paid on restricted stock will be taxable as dividends and we will not be allowed a corresponding deduction.

Unrestricted Stock Grants including LTIP Payouts. Generally, a participant will be subject to tax, and we will receive a corresponding deduction, with respect to a distribution of an unrestricted stock grant or LTIP payout when the Common Stock and any cash are paid to the participant. The amount of taxable income a participant recognizes and our deduction will equal the amount of cash and the fair market value of the Common Stock paid out.

Code Section 409A. To the extent that any Award under the Plan is considered a deferral of compensation subject to Code section 409A, the Plan shall be construed and administered in accordance with Code section 409A and in reasonable good faith compliance with applicable IRS guidance.

13.         Miscellaneous. The Plan is not qualified under Section 401(a) of the Internal Revenue Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Neither the Plan, nor the granting of an option, stock appreciation right or stock grant or any other action taken pursuant to the Plan, shall confer upon an individual any right to remain an employee or agent or restrict the Company's right to take any personnel or other action with respect to such individual.

The Plan and the awarding and exercise of options hereunder shall be subject to all applicable Federal and state laws and all rules and regulations issued thereunder, including registration and private placement restrictions, and the Board in its discretion may, subject to the provisions of Section 16 hereof, make such changes in the Plan (except such changes which by law must be approved by the shareholders) or impose restrictions upon the exercise of options as may be required to conform the Plan to such applicable laws, rules and regulations.

We intend that the Plan comply in all respects with Rule 16b-3 and any related regulations and interpretations. If any provision of the Plan is later found not to be in compliance with such Rule and regulations, the provision shall be limited in application to persons not affected by Rule 16b-3 if Rule 16b-3 so permits, and otherwise shall be deemed null and void.

We intend that the Plan comply fully with and meet all the requirements of section 162(m) of the Code so that options, SARs and stock grants including LTIP awards and, if determined by the Committee, restricted stock awards shall constitute "performance-based" compensation within the meaning of such section. If any provision of the Plan would disqualify the Plan or would not otherwise permit the Plan to comply with section 162(m) as so intended, such provision shall be construed or deemed amended to conform to the requirements or provisions of section 162(m); provided that no such construction or amendment shall have an adverse effect on the economic value to a holder of any option or other Award previously granted under the Plan.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information and documents with the Securities and Exchange Commission, or SEC. You may read and copy any document we file with the SEC at:

•
public reference room maintained by the SEC in: Washington, D.C. (450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549). Copies of such materials can be obtained from the SEC’s public reference section at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330, or

•	the SEC website located at www.sec.gov.

This Prospectus is one part of a Registration Statement filed on Form S-3 with the SEC under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information concerning us and the securities, you should read the entire Registration Statement and the additional information described under “Documents Incorporated By Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

        Information about us is also available on our web site at www.lfg.com. This URL and the SEC’s URL above are intended to be inactive textual references only. Such information on our or the SEC’s web site is not a part of this Prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

We hereby incorporate, or will be deemed to have incorporated, herein by reference the following documents filed (File No. 1-6028) with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934 (the “Exchange Act”):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	Our Current Reports on Form 8-K filed with the SEC on January 13, January 20, January 31, February 13, February 14 (one report), February 28, March 15 (two reports) and April 3, 2006;

•	The description of our common stock contained in Form 10 filed with the SEC on April 28, 1969, including any amendments or reports filed for the purpose of updating that description; and

•
The description of our common stock purchase rights contained in our Registration Statement on Form 8-A/A, Amendment No. 1, filed with the SEC on December 2, 1996, including any amendments or reports filed for the purpose of updating that description.

Each document filed subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

We will provide without charge to each person to whom this prospectus is delivered, upon the written or oral request of such person, a copy of the documents incorporated by reference as described above (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents), copies of all documents constituting part of the prospectus for the Plan, and copies of the Plan. Please direct your oral or written request to:

C. Suzanne Womack
2nd Vice President & Secretary
1500 Market Street, Ste. 3900
Philadelphia, PA 19102
215-448-1400

EXPERTS

The consolidated financial statements of Lincoln National Corporation appearing in Lincoln National Corporation's Annual Report (Form 10-K) for the year ended December 31, 2005 (including schedules appearing therein), and Lincoln National Corporation management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Jefferson-Pilot Corporation appearing in Jefferson-Pilot Corporation's Annual Report (Form 10-K) for the year ended December 31, 2005 (including schedules appearing therein), and Jefferson-Pilot Corporation management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Dennis L. Schoff, Esq., Senior Vice President and General Counsel of Lincoln National Corporation. As of the date of this Registration Statement, Mr. Schoff beneficially owns approximately 96,260 shares of our Common Stock including options exercisable within sixty (60) days of the date of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Set forth below are estimates of all expenses incurred or to be incurred by us in connection with the issuance and distribution of our Common Stock to be registered, other than underwriting discounts and commissions of which there are none.

Registration fees	$54,924
Photocopying and Printing	5,000
Accounting fees	10,000
State blue sky fees and expenses	-0-
TOTAL	$69,924

Item 15. Indemnification of Directors and Officers

Our bylaws, pursuant to authority contained in the IBCL and the Indiana Insurance Law, respectively, provide for the indemnification of our officers, directors and employees against the following:

•
reasonable expenses (including attorneys’ fees) incurred by them in connection with the defense of any action, suit or proceeding to which they are made or threatened to be made parties (including those brought by, or on behalf of us) if they are successful on the merits or otherwise in the defense of such proceeding except with respect to matters as to which they are adjudged liable for negligence or misconduct in the performance of duties to their respective corporations.

•
reasonable costs of judgments, settlements, penalties, fines and reasonable expenses (including attorneys’ fees) incurred with respect to, any action, suit or proceeding, if the person’s conduct was in good faith and the person reasonably believed that his/her conduct was in our best interest. In the case of a criminal proceeding, the person must also have reasonable cause to believe his/her conduct was lawful.

Indiana Law requires that a corporation, unless limited by its articles of incorporation, indemnify its directors and officers against reasonable expenses incurred in the successful defense of any proceeding arising out of their serving as a director or officer of the corporation.

No indemnification or reimbursement will be made to an individual judged liable to us, unless a court determines that in spite of a judgment of liability to the corporation, the individual is reasonably entitled to indemnification, but only to the extent that the court deems proper. Additionally, if an officer, director or employee does not meet the standards of conduct described above, such individual will be required to repay us for any advancement of expenses it had previously made.

In the case of directors, a determination as to whether indemnification or reimbursement is proper will be made by a majority of the disinterested directors or, if it is not possible to obtain a quorum of directors not party to or interested in the proceeding, then by a committee thereof or by special legal counsel. In the case of individuals who are not directors, such determination will be made by the chief executive officer of the respective corporation, or, if the chief executive officer so directs, in the manner it would be made if the individual were a director of the corporation.

Such indemnification may apply to claims arising under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue by the court.

We maintain a program of insurance under which our directors and officers are insured, subject to specified exclusions and deductible and maximum amounts, against actual or alleged errors, misstatements, misleading statements, acts or omissions, or neglect or breach of duty while acting in their respective capacities for us.

The indemnification and advancement of expenses provided for in our bylaws does not exclude or limit any other rights to indemnification and advancement of expenses that a person may be entitled to other agreements, shareholders’ and board resolutions and our articles of incorporation.

Item 16.   Exhibits.

The exhibits filed with this Registration Statement are listed in the Exhibit Index beginning on page E-1, which is incorporated herein by reference.

Item 17.   Undertakings.

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimate maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provide, however, that paragraphs (a)(i),(a) (ii) and (a)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.
Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e) That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf o an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

(f) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of and employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) To file an application for the purpose of determining the eligibility of the trustee under the act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) or the Trust Indenture Act.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel that has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final jurisdiction of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on the 4h day of April, 2006.

LINCOLN NATIONAL CORPORATION

By: /s/ Frederick J. Crawford
Frederick J. Crawford, Senior Vice
President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Jon A. Boscia* Jon A. Boscia	Chairman and Chief Executive Officer (Principal Executive Officer) and a Director	April 4, 2006
/s/ Frederick J. Crawford Frederick J. Crawford	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	April 4, 2006
/s/ Douglas N. Miller Douglas N. Miller	Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 4, 2006
_____________ William J. Avery	Director	April , 2006
J. Patrick Barrett*	Director	April 4, 2006
William H. Cunningham*	Director	April 4, 2006
Dennis R. Glass*	Director	April 4, 2006
George W. Henderson, III*	Director	April 4, 2006
Eric G. Johnson*	Director	April 4, 2006

M. Leanne Lachman*	Director	April 4 , 2006
Michael F. Mee*	Director	April 4, 2006
William Porter Payne* .	Director	April 4, 2006
_______________ Patrick S. Pittard	Director	April , 2006
Jill S. Ruckelshaus*	Director	April 4, 2006
_________________ David A. Stonecipher	Director	April , 2006
Isaiah Tidwell*	Director	April 4, 2006
Glenn F. Tilton*	Director	April 4, 2006

*By:  /s/ Dennis L. Schoff
Dennis L. Schoff, Attorney-in-Fact
(Pursuant to Powers of Attorney)

INDEX TO EXHIBITS

2.1
Agreement and Plan of Merger, dated October 9, 2005, among LNC, Quartz Corporation and Jefferson-Pilot Corporation is incorporated by reference to Exhibit 2.1 of LNC’s Form 8-K (File No 1-6028) filed with the SEC on October 11, 2005.

2.2
Amendment No. 1 to the Agreement and Plan of Merger dated as of January 26, 2006 among LNC, Lincoln JP Holding, L.P., Quartz Corporation and Jefferson Pilot Corporation filed as Exhibit 2.1 to LNC’s Form 8-K (file No. 1-6028) filed with the SEC on January 31, 2006.

4.1	The Articles of Incorporation of LNC as last amended effective May 12, 1994 are incorporated by reference to Exhibit 3(a) of LNC’s Form 10-K (File No. 1-6028) for the year ended December 31, 2001.
4.2	Amended and Restated Bylaws of LNC (as of April 3, 2006) are incorporated by reference to Exhibit 3.1 of LNC’s Form 8-K (File No. 1-6028) riled with the SEC on April 3, 2006.
4.3
Indenture of LNC dated as of January 15, 1987, between LNC and Morgan Guaranty Trust Company of New York is incorporated by reference to Exhibit 4(a) of LNC’s Form 10-K (File No. 1-6028) for the year ended December 31, 1994.

4.4
First Supplemental Indenture dated as of July 1, 1992, to Indenture dated as of January 15, 1987 is incorporated by reference to Exhibit 4(b) of LNC’s Form 10-K (File No. 1-6028) for the year ended December 31, 2001.

4.5	Rights Agreement of LNC as last amended November 14, 1996 is incorporated by reference to LNC’s Form 8-K (File No. 1-6028) filed with the SEC on November 22, 1996.
4.6
Indenture of LNC dated as of September 15, 1994, between LNC and The Bank of New York, as Trustee, is incorporated by reference to Exhibit 4(e) of LNC’s Form 10-K (File No. 1-6028) for the year ended December 31, 1998.

4.7	Form of Note dated as of September 15, 1994 is incorporated by reference to Exhibit 4(d) of LNC’s Registration Statement on Form S-3/A (File No. 33-55379) filed with the SEC on September 15, 1994.
4.8
Form of Zero Coupon Security dated as of September 15, 1994 is incorporated by reference to Exhibit 4(f) of LNC’s Registration Statement on Form S-3/A (File No. 33-55379) filed with the SEC on September 15, 1994.

4.9
Junior Subordinated Indenture dated as of May 1, 1996 between LNC and J.P. Morgan Trust Company, National Association (successor in interest to The First National Bank of Chicago) is incorporated by reference to Exhibit 4(j) of LNC’s Form 10-K (File No. 1-6028) for the year ended December 31, 2001.

4.10
First Supplemental Indenture dated as of August 14, 1998, to Junior Subordinated Indenture dated as of May 1, 1996 is incorporated by reference to Exhibit 4.4 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on August 27, 1998.

4.11	Specimen of 6 1/2% Notes due March 15, 2008 incorporated by reference to Exhibit 4.1 LNC’s Form 8-K (File No. 1-6028) filed with the SEC on March 24, 1998.
4.12	Specimen of 7% Notes due March 15, 2018 incorporated by reference to Exhibit 4.2 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on March 24, 1998.
4.13
Amended and Restated Trust Agreement dated November 19, 2001, among LNC, as Depositor, Bank One Trust Company, National Association, as Property Trustee, Bank One Delaware, Inc., as Delaware Trustee, and the Administrative Trustee named therein is incorporated by reference to Exhibit 4.1 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on November 21, 2001.

E-1

4.14	Form of 7.65% Trust Preferred Security Certificate is incorporated by reference to Exhibit 4.2 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on November 21, 2001.
4.15
Guarantee Agreement dated November 19, 2001 between LNC, as Guarantor, and Bank One Trust Company, National Association, as Guarantee Trustee, is incorporated by reference to Exhibit 4.4 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on November 21, 2001.

4.16	Form of 6.20% Note dated December 7, 2001 is incorporated by reference to Exhibit 4.1 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on December 11, 2001.
4.17	Form of Note dated June 3, 2002 is incorporated by reference to Exhibit 4.1 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on June 6, 2002.
4.18
Amended and Restated Trust Agreement dated September 11, 2003, among LNC, as Depositor, Bank One Trust Company, National Association, as Property Trustee, Bank One Delaware, Inc., as Delaware Trustee, and the Administrative Trustees named therein is incorporated by reference to Exhibit 4.1 of Form 8-K (File No. 1-6028) filed with the SEC on September 16, 2003.

4.19	Form of 6.75% Trust Preferred Security certificate is incorporated by reference to Exhibit 4.2 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on September 16, 2003.
4.20	Form of 6.75% Junior Subordinated Deferrable Interest Debentures, Series F is incorporated by reference to Exhibit 4.3 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on September 16, 2003.
4.21
Guarantee Agreement dated September 11, 2003 between LNC, as Guarantor, and Bank One Trust Company, National Association, as Guarantee Trustee is incorporated by reference to Exhibit 4.4 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on September 16, 2003.

4.22	Form of 4.75% Note due February 15, 2014 is incorporated by reference to Exhibit 4.1 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on February 4, 2004.
4.23	Jefferson-Pilot Corporation Long Term Stock Incentive Plan is incorporated by reference to Exhibit 10(iii) of Jefferson-Pilot Form 10-K (File No. 1-5955) for the year ended December 31, 2005.

5	Opinion of Dennis L. Schoff, Esq., as to the legality of the securities being registered.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.3	Consent of Dennis L Schoff, Esq., is contained in Exhibit 5.
24	Powers of Attorney.

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